Exhibit 5.1

April 22, 2009

EQT Corporation

225 North Shore Drive

Pittsburgh, Pennsylvania 15212

Re:          Registration Statement on Form S-8 for EQT Corporation 2009 Long-Term

Incentive Plan (“Registration Statement”)

Ladies and Gentlemen:

This opinion is provided in connection with the Registration Statement being filed by EQT Corporation, a Pennsylvania corporation (the “Company”) on or about April 22, 2009.  The Registration Statement relates to the registration of 9,500,000 shares of Common Stock, no par value, of the Company (the “Common Stock”) which may be issued to employees and non-employee directors under the EQT Corporation 2009 Long-Term Incentive Plan (the “Plan”).  In rendering my opinion below, I have assumed that any previously issued shares reacquired by the Company and reissued under the Plan will have been duly authorized, validly issued and fully paid at the time of their original issuance.

In connection with this opinion, I have examined, among other things:

(1)  the Articles of Incorporation and Bylaws of the Company, as amended to date;

(2)  actions taken by the Board of Directors of the Company on February 18, 2009, authorizing the issuance of up to 9,500,000 shares of Common Stock under the Plan and reserving 9,500,000 shares of Common Stock for such purpose;

(3)  the Plan, as currently in effect.

        Based upon the foregoing, and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as I considered necessary in order to enable me to furnish this opinion, and subject to the assumptions set forth above, I am pleased to advise you that in my opinion the 9,500,000 shares of Common Stock being registered and which may be issued by the Company pursuant to the provisions of the Plan have been duly authorized in accordance with Pennsylvania law, and upon such issuance in accordance with the provisions of the Plan such shares will be validly issued, fully paid and nonassessable.

        In rendering the foregoing opinion, I have not examined the laws of any jurisdiction other than the laws of the Commonwealth of Pennsylvania and federal laws of the United States of America and the foregoing opinion is limited to such laws.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, I do not admit hereby that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Yours truly,

/s/ Kimberly L. Sachse

Kimberly L. Sachse
Deputy General Counsel and Corporate Secretary